Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports First Quarter Financial Results
Monday, April 25, 4:30 pm ET

Shanghai Facility Makes First Shipment

MENLO PARK, Calif., April 25, 2005 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, today reported financial results for the first quarter, ended March 31, 2005. Among the highlights for the first quarter are exceeding the guided range for both revenues and earnings per diluted share and higher gross margins.

Revenue for the first quarter of 2005 totaled $41.9 million, compared to revenue of $40.8 million for the same period a year ago, or an increase of 2.7% . Compared to revenue for the fourth quarter ended December 31, 2004 of $41.3 million, revenue for the first quarter increased 1.2% . The company recorded net income of $1.2 million, or $0.07 per diluted share during the first quarter of 2005, compared to net income of $1.4 million, or $0.13 per diluted share for the same period a year ago and $2.1 million, or $0.13 per diluted share for the fourth quarter of 2004. Gross margin for the first quarter of 2005 was 15.9% versus 15.5% for the fourth quarter of 2004 and 14.9% for the same period a year ago.

Clarence Granger, UCT’s President and Chief Executive Officer, commented on the first quarter results: “We are very pleased that UCT’s first quarter revenues and earnings per diluted share exceeded the range of guidance and that gross margins increased in the first quarter. We are also pleased with several significant achievements during the first quarter: We expanded our frame assembly business at a major customer, made a first shipment to a new customer, shipped our first chemical delivery system and shipped our first gas panel from our new facility in Shanghai, China.”

Granger continued: “We have been very successful in completing sales of our other, non-gas panel, subassembly products, which reached $2.1 million in the first quarter of 2005, up $600 thousand from $1.5 million in the fourth quarter of 2004. In addition to maintaining sales of our gas delivery systems, we have also recently received a letter of intent from a significant customer for the manufacture of entire process modules to begin shipping in the second quarter. We are continuing to focus on expanding our reach into the semiconductor process tool with the goal of becoming a more valued outsource supplier to our customers and the industry.”

Commenting on UCT’s corporate outlook, Granger noted, “We expect revenue for the second quarter of 2005 to be roughly the same as in the first quarter, between $39 and $41 million, and diluted earnings per share to range between $0.04 and $0.07.

Ultra Clean will conduct a conference call on Monday, April 25, 2005, beginning at 2:00 p.m. PDT at 800/833-9611 (domestic) and 212/346-6586 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21244760 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, “forward- looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “anticipates,” “believes,” “plan,” “expect,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share and the letter of intent received from a significant customer for the manufacture of entire process modules. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31, 2005	December 31, 2004	March 31, 2004

Sales	$41,924	$41,347	$40,837

Cost of goods sold	35,275	34,944	34,756

Gross profit	6,649	6,403	6,081

Operating expenses:
Research and development	687	514	552
Sales and marketing	894	946	704
General and administrative	3,312	2,560	1,476
Stock based compensation	52	52	604

Total operating expenses	4,945	4,072	3,336

Income from operations	1,704	2,331	2,745

Interest income/(expense) and other, net	27	26	(390)

Income before income taxes	1,731	2,357	2,355

Income tax provision	537	222	942

Net income	$1,194	$2,135	$1,413

Net income per share:
Basic	$0.07	$0.13	$0.14
Diluted	$0.07	$0.13	$0.13

Shares used in computing
net income per share:
Basic	16,188	16,142	10,110
Diluted	17,124	17,002	10,965

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash	$10,843	$11,440
Accounts receivable	18,779	13,785
Inventory	17,990	15,133
Other current assets	3,805	4,300

Total current assets	51,417	44,658

Equipment and leasehold improvements, net	5,163	5,392
Goodwill	6,617	6,617
Tradename	8,987	8,987
Other non-current assets	2,052	2,044

Total assets	$74,236	$67,698

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Bank Borrowings	$726	$-
Accounts payable	16,822	12,302
Other current liabilities	2,542	2,495

Total current liabilities	20,090	14,797

Capital lease obligations and other liabilities	406	426

Total liabilities	20,496	15,223

Commitments and contingencies
Stockholders’ equity
Common stock	46,256	46,237
Deferred stock-based compensation	(519)	(571)
Retained earnings (accumulated deficit)	8,003	6,809

Total stockholders’ equity	53,740	52,475

Total liabilities and stockholders’ equity	$74,236	$67,698

Contact:
Kevin Griffin
Acting CFO
650/323-4100